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                                          The Cooper Companies, Inc.
                                          6140 Stoneridge Mall Road
                                          Pleasanton, CA 94588
                                          510-460-3600
                                          510-460-3648 Fax

CONTACT:

Norris Battin
The Cooper companies, Inc.
714-597-8130 Ext. 3343 or
1-500-346-6580

FOR IMMEDIATE RELEASE
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                  COOPERVISION TO DOUBLE NEW YORK CONTACT LENS
                  --------------------------------------------
                             MANUFACTURING CAPACITY
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IRVINE, Calif., and ROCHESTER, NY, August 8, 1996 -- CooperVision, Inc., a
subsidiary of The Cooper Companies, Inc., (NYSE/PSE:COO) announced today that it plans to double the capacity of its contact lens manufacturing facility in Scottsville, New York due to increased current and future demand requirements for its line of Preference'r' contact lenses. Groundbreaking is scheduled for October, 1996 with the new plant scheduled to open in the first quarter of 1997.

Commenting on the plant expansion, A. Thomas Bender, President and Chief Executive Officer of The Cooper Companies, Inc. said, 'During the past several years we have seen demand for our Preference'r' lenses expand dramatically, especially for the Preference Toric'tm' lens used to correct astigmatism. These lenses can be worn for three months without replacement and are made of deposit resistant material which can save patients the cost and inconvenience of an extra step in cleaning their lenses. They are also popular with lens practitioners who find these lenses easier to fit than competitive brands. The new facilities will allow us to meet anticipated future demand and offer even greater efficiencies in the manufacturing process. Bender is also President of CooperVision which is headquartered in Irvine, Calif.

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CooperVision last expanded the Scottsville facility in August, 1995 and at that time also nearly doubled its size. Since 1994, the size of the manufacturing force in Scottsville has nearly tripled adding over 200 positions, and the new expansion is expected to add more than 50 additional jobs in the next twelve months.

The toric contact lens market in the United States is estimated at about $125-$140 million at the manufacturers' level. CooperVision competes primarily in the faster growing, more profitable segments -- custom toric lenses made to order for difficult to correct patients, and 'planned replacement' lenses, so called because patients replace their lenses monthly or quarterly based on comfort and clinical success. CooperVision has nearly tripled it's business in planned replacement lenses since its fiscal year began in November, 1995. Toric contact lenses now account for over 55% of CooperVision's lens volume.

This press release contains forward looking projections of the Company's results. Actual results could differ materially from these projections. Additional information concerning factors that could cause material differences can be found in the Company's periodic filings with the Securities and Exchange Commission. These are available publicly and on request from the Company's investor relations department.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. CooperVision, Inc., located in Irvine, CA, with additional manufacturing facilities in Huntington Beach, CA, Scottsville, NY and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., located in Shelton CT, markets diagnostic and surgical instruments and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals and satellite locations in New Jersey, Delaware and Illinois.

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NOTE: An interactive telephone system that provides stock quotes, recent press releases, financial data and management commentary about the Company may be reached toll free at 1-800-334-1986. Press releases and selected financial data are also available at www. businesswire.com on the Internet.



                          STATEMENT OF DIFFERENCES
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The registered trademark symbol shall be expressed as...........   'r'
The trademark symbol shall be expressed as......................   'tm'


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